Exhibit 99.1

FOR IMMEDIATE RELEASE

James S. Metcalf Elected to NCI Building System’s Board of Directors

HOUSTON, May 23, 2017 — NCI Building Systems, Inc. (NYSE: NCS) announced today the election of James S. Metcalf as an independent and Class II director and a member of the Board of Directors Executive Committee of the Company. NCI’s board now consists of 12 members, eight of whom are independent directors.
“We are extremely pleased that Jim has agreed to join our board and become a member of the Executive Committee,” said Norman C. Chambers, NCI’s Chairman and CEO. “With his career successes at USG Corporation, he brings exceptional strategic planning, a focus on customer excellence and financial discipline experience to our Board. Jim has been able to lead his organization through difficult market conditions achieving top and bottom line growth, while at the same time encouraging a culture of innovation. His expertise will be particularly valuable as we continue to build the future of NCI.”
Mr. Metcalf recently retired from a thirty-six year career at USG Corporation, an international manufacturer and distributor of building products. He served as Chairman, CEO and President from 2011 to 2016, during which time Mr. Metcalf returned the company to profitability for the first time in 5 years by diversifying the revenue base, lowering the breakeven costs and focusing on operational excellence. Prior to becoming CEO, he served as the President and COO of the company from 2006 to 2011. Mr. Metcalf began his career at USG in 1980 and held roles in sales, marketing and strategic planning. From 2002 - 2006, he served as President of USG’s Building Systems group and from 1998 - 2002, Mr. Metcalf was President & CEO of L&W Supply, a division of USG Corporation.
Mr. Metcalf is a member of Tenneco Inc.’s Board of Directors and serves on its Audit Committee. He is also a former Director of the National Association of Manufacturers, a member of its Executive Committee and Vice Chair of the Midwest. Previously, Mr. Metcalf served on the Board of Molex Inc. (2007 to 2013) and on the Compensation Committee. Mr. Metcalf completed the Stanford Executive Program, earned an MBA from Pepperdine University and a Bachelor’s degree from The Ohio State University.

About NCI Building Systems
NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. NCI is comprised of a family of companies operating manufacturing facilities across the United States, Canada, Mexico and China with additional sales and distribution offices throughout the United States and Canada. For more information visit www.ncibuildingsystems.com.

Contact
K. Darcey Matthews
Vice President, Investor Relations
281-897-7785